1995 Year-End Results
February 19, 1996
Page 1




F O R    I M M E D I A T E    R E L E A S E

                                 PRESS RELEASE

                                                   February 19, 1996
                                                   For more information contact:
                                                   Erin Ibele     (419) 247-2800
                                                   Robert Pruger  (419) 247-2800


                 HEALTH CARE REIT, INC. ANNOUNCES 1995 RESULTS

Toledo, Ohio, February 19, 1996 (NYSE/HCN)....For the quarter ended December
31, 1995, net income before a non-recurring charge for settlement of management contract was $5.8 million (or $.49 per share) compared to $5.8 million (or $.51 per share) in the fourth quarter of 1994. The 1995 fourth quarter and year-end income statements were also affected by a large provision for losses which reduced net income by $800,000 and $4,800,000, respectively, versus comparative 1994 provision for losses of $500,000 and $1,000,000, respectively. The non-recurring charge and provision for losses (which are almost exclusively non-cash) reduced 1995 over 1994 net income by $.81 per share.

Cash flows from operating activities available for distribution ("CAD") for the year ended December 31, 1995 were $27.9 million ($2.39 per share) compared with $31.7 million ($2.75 per share) for 1994. CAD for the three months ended December 31, 1995 was $8.8 million ($.75 per share) compared with $7.3 million ($.63 per share) for the three months ended December 31, 1994. The 1995 versus 1994 fourth quarter and year-end results were unfavorably affected by a net reduction in gain on exercise of options and prepayment fees of $.02 and $.26 per share, respectively. The fourth quarter 1995 versus 1994 results were favorably affected by the receipt of a net $1.3 million additional cash over recorded income for leases and interest, which increased CAD by $.11 per share.





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1995 Year-End Results
February 19, 1996
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Total assets of $358.1 million at December 31, 1995 were up 10.5% from a year ago, while shareholders' equity decreased slightly to $187.6 million.

The following tables highlight the information presented above.




                             SUMMARY FINANCIAL DATA
                    (In thousands except per share amounts)

                                                         Three Months Ended
                                                            December 31                     Year Ended
                                                            (Unaudited)                    December 31
                                                            -----------                    -----------
GROSS INCOME                                            1995           1994            1995           1994
                                                        ----           ----            ----           ----
    Interest and other income                        $    9,306     $    7,073      $  35,049      $  26,225
    Direct financing leases                                 382            659          1,529          4,353
    Operating-lease rents                                 1,646          1,543          6,352          5,480
    Loan and commitment fees                                644            229          1,666          1,184
    Gain on exercise of options                                          1,538                         5,490
                                                                         -----                         -----
                                                     $   11,978     $   11,042      $  44,596      $  42,732
                                                     ==========     ==========      =========      =========


                                                         Three Months Ended
                                                            December 31                     Year Ended
                                                            (Unaudited)                    December 31
                                                            -----------                    -----------
OTHER FINANCIAL INFORMATION                             1995           1994            1995           1994
                                                        ----           ----            ----           ----
Net income before non-recurring charge
    and provision for losses (a)                     $    6,616     $    6,343      $  24,228     $  25,953
CAD                                                       8,850          7,301         27,938        31,697
Net income per share before non-
    recurring charge and provision
    for losses (a)                                          .56            .55           2.07          2.25
CAD per share                                               .75            .63           2.39          2.75
Distributions per share                                     .52            .51          2.075          2.01
Average number of shares outstanding                     11,835         11,573         11,710        11,519


                                                                                 December 31
                                                                                 -----------
                                                                        1995                        1994
                                                                        ----                        ----
Assets:
    Real Estate Related Investments:
         Loans receivable                                           $   291,999                  $  254,924
         Operating-lease properties                                      58,629                      57,231

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1995 Year-End Results
February 19, 1996
Page 3




         Direct financing leases                                         11,246                   11,428
                                                                         ------                   ------
                                                                        361,874                  323,583
         Less allowance for losses                                        9,950                    5,150
                                                                          -----                    -----
                                                                        351,924                  318,433
    Other assets                                                          6,168                    5,669
                                                                          -----                    -----
Total assets                                                        $   358,092               $  324,102
                                                                    ===========               ==========

Total liabilities                                                   $   170,494                 $134,922
Shareholders' Equity                                                    187,598                  189,180
                                                                        -------                  -------
                                                                    $   358,092               $  324,102
                                                                    ===========               ==========

             Health Care REIT, Inc. is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living and retirement facilities. The Company also invests in specialty care hospitals and primary care facilities.

(a) Reportable net income was $.06 and $.51 for the fourth quarter of 1995 and 1994, respectively, and $1.16 and $2.17 for the year 1995 and 1994, respectively.